U.S. GOLD CORPORATION
Exhibit 11 to Form 10-Q
for the Three Month Period Ended March 31, 1996 and 1995
Computation of Weighted Average Shares Outstanding Used
in Earnings Per Share Calculations:
                                        1996        1995
                                         (1)         (1)

Total shares issued                 13,806,505    13,768,800

Weighted average of common
stock equivalents:

Unexercised stock options                    0             0

Less:  Buy back of common shares
  under treasury stock method
  using average price.                       0             0

                                    13,806,505    13,768,800

(1) Common stock equivalents not considered in either period since their effect would be antidilutive.